FIS Trust N-14/A

Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 30, 2025, relating to the financial statements and financial highlights of FIS Bright Portfolios Focused Equity ETF and FIS Christian Stock Fund, each a series of NEOS ETF Trust, which are included in Form N-CSR for the year or period ended May 31, 2025, and to the references to our firm under the headings “Questions and Answers”, “Summary Comparison of the Funds”, and “Appendix B – Financial Highlights of the Target Funds” in the Combined Proxy Statement and Prospectus.

/s/Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

December 8, 2025